Exhibit 10.12

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (“Agreement”) dated November 4, 2025, is knowingly and voluntarily entered into by and between Slide Insurance Holdings, Inc. (“Company”) and Jesse Schalk (“Employee”). The terms “Party” or “Parties” as used herein shall refer to Employee, Company, or both, as may be appropriate.

WHEREAS, Employee is an at-will employee of the Company with the title of President and Chief Financial Officer;

WHEREAS, the Parties have agreed to end Employee’s at-will employment with the Company;

WHEREAS, this Agreement sets forth the mutual agreement between the Company and

Employee with respect to Employee’s separation of employment from the Company; and

WHEREAS, the Company has agreed to severance pay and other consideration to Employee in exchange for his execution of this Agreement.

NOW, THEREFORE, intending to be legally bound hereby, and in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.
Separation Date: Employee’s final day of employment with the Company will be November 28, 2025 (“Separation Date”).

2.
Consideration: In consideration for Employee signing this Agreement and complying with its terms, the Company agrees to provide to the following:

a.
Severance: In lieu of any required notice pursuant to the Employment Agreement between the Company and the Employee dated as of January 31, 2023 (the “Employment Agreement”), Company will pay to Employee the total sum of $178,920.00, split in twenty-eight (28) bi-weekly installments of $6,390.00 (the “Severance Payment”), less applicable state and federal payroll taxes and/or deductions, after the Separation Date and through December 31, 2026 (the “Severance Period”). This will constitute full and final satisfaction of Section III, paragraph 2 of the Employment Agreement, and Employee hereby knowingly and voluntarily waives any claim for breach of Section III, paragraph 2 of the Employment Agreement.

It is further acknowledged and agreed by Employee that neither the Company nor its attorneys have expressed any opinions nor made any representations concerning any tax consequences associated with the Severance Payment described above, and that Employee will seek advice from his own tax counsel or other advisors.

b.
Restrictive Covenants: All restrictive covenants contained in the Employment will remain in full force and effect, including, but not limited to, the confidentiality, non-competition, and non-solicitation restrictive covenants set forth in Section IV of the Employment Agreement (the “Restrictive Covenants”).

The Restrictive Covenants contained in the Employment Agreement shall remain in full force and effect pursuant to their terms as if they had been included in their entirety in this Agreement.

The Parties agree that the non-compete provision of Section IV, paragraph 4, of the Employment Agreement shall continue in full force and effect, and be amended to add the following language: “Beginning January 1, 2027, this non- compete provision will prohibit Employee from working as an employee, director, or consultant for any Florida Homeowner’s Insurance companies or subsidiaries, provided the Employee has complied with all terms of the Confidential Separation Agreement and General Release and the Employment Agreement.”

c.
COBRA Premiums: Employee will cease to be eligible to participate in any medical, vision, and/or dental plans offered by the Company, if applicable, as of 12:00 AM on November 29, 2025. To the extent permitted under, and in accordance with, the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and/or any state corollaries or counterparts thereof, Employee will have the right to continue coverage as to any Company-provided health insurance plan in which Employee participated during employment with the Company. If Employee is eligible for, and properly elects, healthcare insurance coverage continuation under COBRA or an applicable state law corollary thereof, the Company will be responsible for the payment of all premiums associated with the continuation of such coverage through the Severance Period.

d.
Equity Award Treatment:

•
As of the Separation Date, Employee’s options to purchase 95,000 shares (prior to adjustment for any stock split occurring subsequent to the date of grant) of the Company’s common stock pursuant to options previously granted to Employee by the Company on June 13, 2022, September 7, 2022, and February 14, 2023 have vested and are exercisable pursuant to and subject to the terms and conditions set forth in the Slide Insurance Holdings, Inc. 2021 Equity Compensation Plan (the “Equity Plan”) and the individual option agreements governing such options (the “Vested Options”).

•
Notwithstanding anything to the contrary under the Plan or governing award agreements, (i) Employee’s option to purchase another 30,000 shares (prior to adjustment for any stock split occurring subsequent to the date of grant) pursuant to options previously granted to Employee by the Company on June 13, 2022 and February 14, 2023, and (ii) Employee’s grant of 20,000 RSUs (prior to adjustment for any stock split occurring subsequent to the date of grant) pursuant to the Restricted Stock Unit Award Agreement between Company and Employee dated December 17, 2024 (the “RSU Grant Agreement”), in each case, shall continue to vest in accordance with and subject to the terms of the Equity Plan, the applicable award agreements, and the RSU Grant Agreement, provided that Employee continues to perform the services set forth in Section 3 hereof and fully complies with the terms of this Agreement and the Restrictive Covenants through the last day of the Severance Period. All other terms and conditions set forth in the Equity Plan will remain in effect concerning the vesting and exercise of the options and RSUs.

•
For the avoidance of doubt, (i) provided Employee complies with all terms of the Equity Plan and the applicable award agreements and otherwise fully complies with the terms of this Agreement and the Restrictive Covenants, Employee’s options to acquire 30,000 shares under the Equity Plan (prior to any applicable stock split)) and 20,000 RSUs (prior to any stock split) awarded under the RSU Grant Agreement shall be fully vested as of December 31, 2026, and (ii) any other unvested options, vested but unexercised options and unvested RSUs outstanding as of December 31, 2026, shall be deemed forfeited and cancelled for no consideration.

3.
Transition Assistance: During the Severance Period, the Employee agrees to serve as a consultant to Company, and provide such services as may be reasonably requested by the Company within its discretion, and make a good faith effort to ensure a smooth and efficient transition, including, but not limited to, being reasonably available to answer questions, transfer knowledge and vendor relationships, and provide clarification regarding job duties, current projects, and related matters. Employee further agrees to be available for up to forty (40) hours per month as a consultant to the Company during the Severance Period.

4.
No Consideration Absent Execution of this Agreement: Employee understands and agrees that Employee would not receive the consideration specified in Section 2 above, except for Employee’s execution of this Agreement and the fulfillment of the promises contained herein. Employee acknowledges and agrees that (a) the Company has not previously promised to provide any other severance pay or benefit to Employee (other than the Company’s obligations with respect to the notice period provided in the Employment Agreement, which Employee has waived), and (b) apart from this Agreement, the Company is not otherwise obligated to pay any severance compensation or benefit to Employee (other than the Company’s obligations with respect to the notice period provided in the Employment Agreement, which Employee has waived), and the consideration provided for under this Agreement is in addition to anything which Employee is already entitled to.

5.
No Other Amounts Due or Payable: Other than the Severance Payment and any wages due to Employee as of the Separation Date, Employee shall not be entitled to any additional consideration or any additional amounts from the Company including, without limitation, any amounts with respect to his employment by and/or separation from the Company. Employee shall, however, be entitled to seek unemployment benefits without objection from the Company. The Severance Payment is in consideration for the execution (and non-revocation) of this Agreement by Employee.

6.
Return of Company Property/Information, Pre-Existing Agreements:

a.
Employee represents and warrants that Employee will return to the Company on or before the end of the Separation Date, any Company documents and property previously in Employee’s possession or control, including, without limitation, any and all services, work, notes, reports, files, memoranda, records, cardkey passes, door and file keys, safe combinations, computer access codes, emails and other communications, disks and instructional or personnel manuals, and other physical or personal property that Employee received or prepared or helped to prepare in connection with Employee’s employment with the Company.
b.
Employee affirms that Employee is in possession of all of Employee’s property that Employee had at the Company’s premises and that the Company is not in possession of any of Employee’s property.
c.
Employee agrees that he will be deemed to have resigned, effective as of the Separation Date, from all officer, director and other positions at the Company and any of its subsidiaries and affiliates and will take any and all actions requested by the Company in order to finalize such resignation. On and after the Separation Date, Employee will not represent himself as being an employee, officer, director, agent or representative of the Company or any of its subsidiaries or affiliates.

7.
Employee’s General Release and Waiver of Claims: The payments and promises set forth in this Agreement are in full satisfaction of all wages, termination benefits, or other compensation to which Employee may be entitled by virtue of Employee’s work with the Company or Employee’s separation from the Company.

To the fullest extent permitted by law, Employee hereby releases and waives any and all claims Employee may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Company Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for wages or additional compensation or benefits arising out of Employee’s employment or Employee’s separation of employment, claims under Title VII of the 1964 Civil Rights Act, and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act (ADEA) or Older Workers Benefit Protection Act (OWBPA), and/or claims based on disability or under the Americans with Disabilities Act, the Florida Civil Rights Act; the Florida Omnibus AIDS Act; Title 41 of the Florida Statutes, including without limitation, the Florida wage discrimination law; Title 17 of the Florida Statutes, including without limitation, the Florida provision prohibiting discrimination against military personnel, the Florida law prohibiting discrimination on the basis of sickle-cell trait; Title 31 of the Florida Statutes, including without limitation, the retaliation provision of the Florida Workers’ Compensation Act, the Florida unpaid wages law; the Florida Private Sector Whistleblower Act; the Florida Minimum Wage Act; Article X, Section 24 of the Florida Constitution; the retaliation provisions of the Florida False Claims Act, including any and all amendments to the foregoing and any federal, state, local, and/or municipal statute, law, amendment, directive, order, and/or regulation enacted in response to the COVID-19 pandemic.

Employee expressly acknowledges this Agreement is intended to include in its effect all claims Employee does not know or suspect to exist in Employee’s favor at the time of executing this Agreement, and that this Agreement contemplates the extinguishment of any such claims. Employee understands and agrees that Employee later may discover facts different from or in addition to those Employee now knows or believes to be true regarding the matters released or described in this Agreement, and that the releases and agreements contained in this Agreement shall nevertheless remain effective in all respects notwithstanding any later discovery of any different or additional facts.

This release shall not include any claims brought to enforce the terms and conditions of this Agreement.

8.
Company’s General Release and Waiver of Claims: In consideration of Employee’s execution (and non-revocation) of this Agreement, the Company, on its behalf and on behalf of the Company Releasees (defined in Section 7 above) hereby releases and waives any and all claims they may have against Employee, his heirs, personal representatives, attorneys, successors and assigns (collectively “Employee Releasees”) whether known or unknown, including without limitation, claims arising out of or in any manner based upon or related to Employee’s relationship with the Company as an employee or officer, or Employee’s relationship in any other capacity, and from all other claims or liabilities of any nature whatsoever which have arisen from any occurrence, transaction, act, omission or communication which transpired or occurred at any time before the date of the signing of this Agreement by the Company. The Company expressly acknowledges this Agreement is intended to include in its effect all claims the Company does not know or suspect to exist in the Company’s favor at the time of executing this Agreement, and that this Agreement contemplates the extinguishment of any such claims. The Company understands and agrees that it later may discover facts different from or in addition to those the Company now knows or believes to be true regarding the matters released or described in this Agreement, and that the releases and agreements contained in this Agreement shall nevertheless remain effective in all respects notwithstanding any later discovery of any different or additional facts.

This release shall not include any claims brought to enforce the terms and conditions of this Agreement or the Restrictive Covenants.

9.
Employee Affirmations: Employee affirms that Employee has not filed or caused to be filed and is not a party to any claim, complaint or action against the Company or any of the Company Releasees in any forum or form. Employee also affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits that are due and payable as of the date Employee signs this Agreement, and/or that any and all disputes between Employee and the Company regarding any wages or benefits he claims are due, are being fully compromised and released under this Agreement. The Company affirms that, to its knowledge, neither it, nor any Company Releasee or anyone acting on its or their behalf have filed or caused to be filed and are not parties to any claim, complaint or action against any of the Employee Releasees in any forum or form. Employee affirms that he has no outstanding requests for copies of personnel, payroll, or other employment documents from the Company. Employee affirms that he has been granted any leave to which Employee was entitled from the Company under the Family and Medical Leave Act or related state or local leave or disability accommodation laws and/or was advised why any request for reasonable accommodation was not available or would create an undue hardship. Employee further affirms that he has no known workplace injuries or occupational diseases. Employee further affirms that he has not been retaliated against for reporting any allegations of wrongdoing by the Company, its officers or any other Company Releasees identified in this Agreement, including any allegations of corporate fraud.

The Parties further represent that they (1) have no information or evidence of any unlawful conduct on the part of the Company or of the Employee; (2) have not filed nor made any complaints or charges against the other Party with any local, state or federal governmental agency; (3) are not aware of any regulatory or administrative investigations of the Company or of or involving the Employee; and (4) have no claims against the other Party, other than Employee’s claims for the Severance Payment from the Company pursuant to this Agreement and the Company’s claims for Employee to fulfill his obligations pursuant to this Agreement and comply with the Restrictive Covenants. The Parties specifically disclaim any liability to the other Party or any other person, and deny any alleged violation of any rights of the other Party or any other person, or of any order, law, statute, duty, or contract.

10.
Waiver of Rights and Claims Under the ADEA/OWBPA: Because Employee is forty (40) years of age or older, The Company understands that Employee is part of a protected class under the ADEA, as amended by the OWBPA. The Company further understands that pursuant to the OWBPA, Employee may waive any and all potential claims that he may have against the Company relative to age discrimination pursuant to the ADEA. Employee confirms and agrees that:

a.
in consideration for the Severance Payment, Employee specifically and voluntarily waives such rights and/or claims under the ADEA, as amended by the OWBPA, which Employee has or might have against the Company to the extent such rights and/or claims arose prior to the date this Agreement was executed;

b.
Employee understands that rights or claims under the ADEA, as amended by the OWBPA, which may arise after the date this Agreement is executed are not waived by him;

c.
Employee has considered the terms and provisions of this Agreement carefully and has consulted with an attorney of his choice or any other person of his choosing prior to executing this Agreement;

d.
Employee has been, and is herein, informed and understands that he has twenty-one

(21) days within which to consider this Agreement;

e.
Employee has been, and is herein, informed and understands that for a period of seven

(7) calendar days following the execution of this Agreement, Employee may revoke the Agreement, and the Agreement shall not become effective or enforceable until the revocation period has expired. To revoke, contact Shannon Gougis at (shannong@slideinsurance.com);

f.
Employee has carefully read and fully understands all of the terms and provisions of this Agreement, and he knowingly and voluntarily agrees to all of the terms and provisions set forth in this Agreement;

g.
in entering into this Agreement, Employee is not relying on any representation, promise, assurance or inducement made by the Company, or by any officer, employee, representative or agent of the Company, with the exception of those matters set forth or described in this Agreement; and

h.
the twenty-one (21) day review period will not be affected by or extended by any revisions which might be made to this Agreement.

11.
Confidentiality and Non-Disparagement:

a.
The Parties agree that they will not make or authorize any written or oral statements in any forum including social media that are disparaging, denigrating, demeaning, or untrue regarding the other Party or any of the Company Releasees or Employee Releasees or their personnel or products. Disparaging statements include, but are not limited to, statements that are false, statements that are misleading, and statements that might tend to cast the other Party in a negative light, regardless of their truth or falsity. In the event that either Party breaches this non-disparagement provision, the non-breaching Party may seek any and all appropriate relief, both legal and equitable, including, without limitation, temporary and/or permanent injunctive relief and, in the case of the Company, the immediate return and/or forfeiture of the Severance Payment. This clause does not affect the rights of any Party under subsection (b) or (c) below. This clause also does not restrict Employee’s right to assist coworkers or former coworkers with workplace issues concerning the Company, or from communicating with others, including a union or the National Labor Relations Board, about your employment.

b.
The Parties shall not disclose or cause to be disclosed the terms of this Agreement to any person (other than your spouse or domestic/civil union partner, attorney and tax advisor), except pursuant to a lawful subpoena, as set forth in subsection (c) below, or as otherwise permitted by law. This provision is not intended to restrict any Party’s legal right to discuss the terms and conditions of Employee’s employment or to assist coworkers or former coworkers with workplace issues concerning the Company, or from communicating with others, including a union or the National Labor Relations Board, about Employee’s employment.

c.
Nothing in this Agreement, including, without limitation, Section 7 (Employee’s General Release and Waiver of Claims), Section 10 (Waiver of Rights and Claims Under the ADEA/OWBPA), and Section 11 (Confidentiality and Non-Disparagement) restricts or prohibits Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission (“EEOC”), the Department of Labor (“DOL”), the National Labor Relations Board (“NLRB”), the Department of Justice (“DOJ”), the Securities and Exchange Commission (“SEC”), the Florida Department of Financial Services (“FLDFS”), the Florida Office of Insurance Regulation (“FLOIR”), Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, Employee is waiving Employee’s right to receive any individual monetary relief resulting from such claims brought before the EEOC or other Regulators, regardless of whether Employee or another party has filed them, and in the event you obtain such monetary relief, the Company will be entitled to an offset for the payments made pursuant to this Agreement, except where such limitations are prohibited as a matter of law (e.g., under the Sarbanes-Oxley Act of 2002, 18 U.S.C.A. §§ 1514A). Employee does not need the prior authorization of the Company to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents to the Regulators, or make any such reports or disclosures to the Regulators. Employee is not required to notify the Company that he has engaged in such communications with the Regulators. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

12.
Arbitration: Except for any claim for injunctive relief arising out of a breach of a Party’s obligations to protect the other’s confidential information, the Parties agree to arbitrate before the

American Arbitration Association in the State of Florida any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application of any of the terms, provisions, or conditions of this Agreement.

Any arbitration may be initiated by a written demand to the other Party. The arbitrator's decision shall be final, binding, and conclusive. The Parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The Parties expressly waive any entitlement to have such controversies decided by a court or a jury.

13.
Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing Party will be entitled to recover its reasonable attorneys’ fees, costs, and expenses from the other Party whether at pretrial, trial, or appellate levels, in addition to any other relief to which the prevailing Party may be entitled.

14.
No Admission of Liability: This Agreement is not and shall not be construed or contended by any Party to be an admission or evidence of any wrongdoing or liability on the part of the other Party, or their respective releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns.

15.
Opportunity to Review: The Parties represent and agree that they have had the opportunity to discuss this Agreement with counsel of their choosing, have carefully read and fully understand all of the provisions of this Agreement, and that they are voluntarily entering into this Agreement.

16.
Complete and Voluntary Agreement: This Agreement constitutes the entire agreement between Employee and the Company with respect to the subject matter hereof and supersedes all prior negotiations, representations, warranties, commitments, offers, contracts and writings, whether written or oral, relating to Employee’s employment with the Company, except the Restrictive Covenants referenced in Paragraph 2(b) of this Agreement. Employee acknowledges that neither the Company, the Company Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing Employee to execute the Agreement, and Employee acknowledges that he has executed this Agreement in reliance only upon the promises, representations and warranties expressly contained herein, and that Employee is executing this Agreement voluntarily, free of any duress or coercion.

17.
Headings: The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

18.
Successors and Assigns: This Agreement shall inure to the benefit of each Party and shall be binding upon that Party and their legal representatives, successors and assigns, and upon Employee, and his heirs, administrators, executors and assigns.

19.
Mutual Drafting and Construction: The Parties understand and agree that this Agreement is purely voluntary and was prepared for the mutual benefit of the Parties. Neither Party shall be considered to be a unilateral or singular drafter of this Agreement. The Parties understand and agree that this Agreement shall be interpreted in accordance with the plain meaning of its terms and shall not be construed strictly for or against any of the Parties.

20.
Severability: Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, unethical or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, unethical or invalid part, term, or provision shall be deemed not to be part of this Agreement.

21.
Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, states that an amendment or modification is being made in the respects set forth in such instrument, and is executed by authorized representatives of each of the Parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.

22.
Governing Law; Venue; Jury Trial Waiver: This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to choice of law principles. Venue for any litigation or arbitration arising under or in reference to this Agreement shall be exclusively in Hillsborough County, Florida, and the Parties consent to personal jurisdiction in Hillsborough County, Florida. The Parties expressly waive any objection to venue and/or jurisdiction. THE PARTIES EXPRESSLY, ABSOLUTELY, AND UNCONDITIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS AGREEMENT.

23.
Effective Date: This Agreement is effective on the date it is signed by both Parties.

[SIGNATURE PAGE TO FOLLOW]

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES CONTAINED HEREIN, AND TO RECEIVE THE CONSIDERATION SET FORTH IN SECTION 2 ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, VOLUNTARILY ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE, AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MAY HAVE AGAINST COMPANY AS OF THE EXECUTION OF THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties hereto knowingly and voluntarily executed this Agreement as of the date(s) set forth below:

SLIDE INSURANCE HOLDINGS, INC. EMPLOYEE

/s/ Bruce Lucas	/s/ Jesse Schalk
Name: Bruce Lucas	Name: Jesse Schalk
Title: Chief Executive Officer
Date: 11/14/2025	Date: 11/14/2024